Exhibit 99.1

Ascent Capital Group Announces Board Appointment and Resignation

ENGLEWOOD, Colo., November 1, 2017 -- Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) announced today that Tom McMillin has been appointed to the Company's Board of Directors, effective October 27, 2017. Mr. McMillin replaces Carl Vogel who has resigned as an independent director effective October 26, 2017 in order to focus on his other professional commitments.

"I am delighted to welcome Tom to our Board of Directors," said Bill Fitzgerald, Chairman and CEO of Ascent. "As a seasoned executive with a breadth of technology, media and communications experience, I am confident Tom will bring valuable leadership and insight to our board."

Mr. McMillin brings more than 30 years of financial and operational experience in recurring revenue service businesses. He most recently served as President and Chief Operating Officer of Cequel III and its portfolio company TierPoint. Prior to TierPoint, Mr. McMillin served as Executive VP and Chief Operating Officer at Suddenlink Communications. Earlier in his career, he served as Chief Financial Officer for a diverse group of communication companies.

Mr. McMillin currently sits on the Board of Directors of WOW! Communications and Service Express, Inc., and is a member of the Board of Governors for the SSM Health Cardinal Glennon Children's Foundation.

Commenting on Mr. Vogel's departure, Mr. Fitzgerald said, "Carl has been a strong and valued member of the Ascent Board and we are grateful for his strong guidance and wise counsel over the years. I thank him for his many contributions and wish him all the best with his other endeavors."

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. MONI, headquartered in the Dallas Fort-Worth area, secures approximately one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by the nation’s largest network of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com